EXHIBIT 10.64
MANAGEMENT AGREEMENT
     THIS MANAGEMENT AGREEMENT, effective as of July 1, 2003 (hereinafter referred to as this “Management Agreement”) is made and entered into by and between Peerless Insurance Company, a New Hampshire corporation (“PIC”), on behalf of itself and its “affiliates”, (defined as all those companies owned or controlled by Liberty Mutual Insurance Company and operated collectively as the Regional Agency Markets strategic business unit.”) and Liberty Mutual Insurance Company, a Massachusetts mutual property and casualty insurance company (“LMIC”).
Recitals
A.	PIC and LMIC are indirect, wholly owned subsidiaries of Liberty Mutual Holding Company, Inc. which consists of a group of insurance and affiliated companies engaged in the transaction of insurance and other related enterprises (the “Liberty Group”).
B.	PIC is a stock company domiciled in New Hampshire engaged in the transaction of property and casualty insurance business in the United States. It is operated as a member of the Liberty Group’s Regional Agency Markets strategic business unit and is authorized to contract on behalf of its affiliates.
C.	Liberty Bond Services (“LBS”) is also a strategic business unit in the Liberty group and is authorized by Liberty Mutual Insurance Company to transact bond business on its behalf.
D.	The parties believe it is mutually beneficial to have LMIC provide certain management services for and on behalf of PIC through its designee LBS. The management services included within this agreement are explained below and generally consist of LBS underwriting and billing services for bond business originally underwritten by PIC such that no new bonds will be issued and existing bonds will continue to be serviced until expiration or termination and eventual cessation of Peerless bond business. This agreement is not intended to affect existing management services agreements including, but not limited to, a Reciprocal Claims Service Agreement between LMIC and PIC dated February 14, 2000.
NOW, THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, the parties do agree as follows:
Article I
Appointment
     Section 1.1 Exclusive Appointment. PIC hereby appoints LMIC as its exclusive contractor to provide PIC with the Services (as defined herein), on the terms, and subject to the conditions, set forth in this Management Agreement. LMIC hereby accepts such appointment, on such terms and subject to such conditions.
Article II

Services Provided by LMIC
     At the direction of the Board of Directors of PIC (the “PIC Board”), and except as otherwise provided in any other services agreement (or amendment to such services agreement) between or among PIC and one or more companies of the Liberty Group, LMIC, or its designee as approved by PIC, shall provide to PIC services necessary for the continuing operation of PIC’s already existing bond business (the “Services”), which services may include, but not be limited to, the following:
     (a) Underwriting Services: including (i) the review of applications for additional limits on existing coverage; (ii) risk analysis and premium calculation; (iii) the provision of quotes and the acceptance and refusal of applications; (iv) the issuance of bonds and certificates; (v) the modification and amendment of existing bonds; (vi) the termination, cancellation, rescission, renewal and nonrenewal of bonds; (vii) compliance with underwriting file maintenance, record retention and reconciliation requirements in conformity with this Management Agreement, or as otherwise agreed to by the parties; and (viii) generally, all such other acts or things reasonably necessary or otherwise required in connection with the underwriting of existing bond business.
     (b) Billing and Ancillary Services: including (i) collection of premiums due under PIC bond, insurance and reinsurance policies or contracts, audits and remittances; (ii) negotiation and purchase of reinsurance coverage; (iii) administration of letters of credit and other arrangements for the provision of security by or to PIC in connection with the Portfolio; and (iv) administration of reinsurance contracts and retrospectively rated policies.
     (c) Litigation Services: including the commencement, continuation, defense, compromise, settlement, withdrawal of any action, suit or proceeding (through arbitration or otherwise) in connection with underwriting or billing services.
     (d) Management Information Systems Services: including assistance in the installation, operation and maintenance of data processing systems or other computer-related services or provision of such services to PIC, as required, provided that any such services shall be furnished only in accordance with and subject to the limitations of any applicable license agreements.
     (e) Agent and Broker-Related Services: including (i) payment of commissions from the assets of PIC; (ii) management and recovery of agent and broker balances; (iii) transmittal to agents and brokers of all required communications, all as related to the Portfolio, including, but not limited to, rate revision notices and agents’ and brokers’ compensation calculation and support; (iv) oversight of licensing, disciplinary and other regulatory issues; and (v) resolution of disputes with agents and brokers.
     (f) Regulatory Communications Services: including (i) responses to inquiries, complaints, requests or proceedings received from or initiated by state and federal regulatory and governmental authorities; (ii) required filings with state and/or federal regulators and governmental agencies; (iii) delivery of reports or communications and notices from regulators to PIC; and (iv) participation in, and responses to, financial and market conduct examinations.
     (g) Treasury Services: as required for the business of PIC.

     (h) Management Reporting Services: including the establishment and/or maintenance of management reporting systems.
     (i) Accounts Receivable Services: including the identification, documentation, evaluation, assertion, billing and collection of amounts due PIC and the commencement, continuation, defense, compromise, settlement, withdrawal or abandonment of any action, suit or proceeding (through arbitration or otherwise) related to such collections.
     (j) External Communication Services: including press releases, public relations, government affairs, policyholder relations and rating agency and analyst presentations.
     (k) Internal Communication Services: including (i) notification to PIC of significant communications, notices and inquiries affecting PIC; and (ii) provision to PIC of all relevant information reasonably requested by PIC, including, but not limited to, financial, regulatory, statistical and tax information.
     (1) Legal Services: including all legal services required by PIC in the ordinary course of business, which shall include engaging and directing outside counsel.
     (m) General Business Services: including all other services required by PIC in the ordinary course of its business.
     (n) Additional Miscellaneous Services: If PIC requires from LMIC additional, miscellaneous, services which are not otherwise contemplated under this Management Agreement, the parties shall negotiate in good faith to reach a mutually acceptable arrangement with respect to the provision of such services.
Article III
Standards of Performance of Services; Authority
Section 3.1 Performance Standards in Provision of the Services. LMIC shall employ and utilize its own personnel to perform the Services rendered to PIC under this Management Agreement except to the extent otherwise contemplated under any services agreement, or amendment to any services agreement, between or among PIC and one or more companies of the Liberty Group, and provided further that except as otherwise has been previously agreed by PIC, LMIC may retain such legal, financial, actuarial, and other advisors and service providers, including other members of the Liberty Group (not otherwise contemplated in any other services agreement, or amendment to such services agreement) and other companies otherwise affiliated with the Liberty Group, as LMIC reasonably deems necessary in its discretion to perform the Services in compliance with the terms and conditions of this Management Agreement. LMIC shall act in good faith in a commercially reasonable manner and in accordance with customary industry standards, and applicable laws, in providing the Services, or retaining others to provide the Services, under this Management Agreement. Except as otherwise provided for in this Management Agreement, or by any other agreement between the parties, LMIC shall be responsible for the payment of all employment, income and social security taxes arising in connection with the compensation payable to its personnel involved in the provision of the Services under this Management Agreement.

Section 3.2 Notification and Required Approvals. LMIC shall promptly notify the PIC Board of (i) all matters for which PIC Board notification is required by law, and (ii) any Significant Transaction (as defined herein) related to PIC undertaken pursuant to this Management Agreement. LMIC shall not enter into any Significant Transaction affecting PIC without the prior approval of the PIC Board, provided, however, that LMIC shall not be in breach of this Management Agreement if it is unable, in its good faith determination, to obtain the approval of the PIC Board prior to entering into any such Significant Transaction as long as LMIC notifies the Chairman, Vice Chairman or President of PIC prior to entering into any such Significant Transaction. Unless otherwise directed by the PIC Board, for the purposes of this Management Agreement, a “Significant Transaction” shall mean any non-claim related transaction or series of transactions requiring an expenditure or commitment by PIC, which is not in the ordinary course of business, in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00), provided, however, that the PIC Board shall have the right to specify in writing to LMIC such other transactions that shall require notification to, or prior approval of, the PIC Board.
Article IV
PIC’s Responsibilities
All Services provided by LMIC to PIC shall be subject to oversight by the PIC Board. PIC shall direct and control the business that is being carried out by LMIC on behalf of PIC, including the control and direction of LMIC employees in the performance of services on behalf of PIC.
Article V
Books and Records
Section 5.1 Maintenance of Books and Records. LMIC shall maintain, at LBS’ principal administrative offices and retain for applicable periods of time, consistent with PIC’s current policies and procedures, or as required by applicable law, books and records relating to the Services provided under this Management Agreement (the “Books and Records”). PIC, state and/or federal governmental agencies, and their respective representatives, shall have the right to inspect the Books and Records, upon reasonable prior notice and during LMIC’s normal business hours.
Section 5.2 Ownership of Books and Records. PIC acknowledges that the Books and Records are, and shall remain, the property of LMIC. However, in the event that a dispute arises between PIC and LMIC, PIC shall have the right, after the termination of this Management Agreement, and with prior reasonable notice to LMIC, to inspect the Books and Records of LMIC, but only insofar as such Books and Records relate to the dispute, and to make copies of such Books and Records or extracts therefrom. In addition, and in accordance with Article IX hereof, upon termination of this Management Agreement, PIC shall have the right to access all computer programs and the like used by LMIC in the maintenance of the Books and Records hereunder for LMIC’s provision of services to PIC, until such time as PIC is able to make arrangements for the transfer of all such computer files and/or programs to an alternative computer system. Nothing in this Section 5.2 shall supersede, preclude or otherwise limit any discovery rights otherwise available to LMIC or PIC.

Article VI
Relationship between LMIC and PIC
PIC and LMIC acknowledge the following:
     (a) PIC and LMIC are not partners or joint venturers with each other, and nothing herein shall be construed as to make them such partners or joint venturers, or impose any liability as such on either party. LMIC shall perform its duties hereunder as an independent contractor and not as an employee or agent of PIC. Except as expressly granted in this Management Agreement, or otherwise by the other party in writing or as may be required by law or as is necessary to perform the Services to be provided under this Management Agreement, no party shall have any authority, express or implied, to act on behalf of the other party or its subsidiaries.
     (b) During the term of this Management Agreement, LMIC shall not be prohibited or otherwise limited from entering into arrangements similar to this Management Agreement with one or more of the companies of the Liberty Group.
     (c) The Services provided by LMIC, or its designee as approved by PIC, shall not violate, conflict with, or result in the breach of any (i) charter document of PIC; (ii) statute, law, rule, regulation, judgment, decree, order, or permit of or from, any governmental authority; or (iii) material agreement to which PIC is a party or by which it is bound.
     (d) Each party agrees to notify the other party within a reasonable time upon receipt of any written or oral communication from any state insurance department or any other governmental or regulatory department or agency of such department’s or agency’s intention to proceed with any administrative action, such as a hearing, fine, license suspension or revocation or similar action, against LMIC or PIC, which administrative action relates in any way to LMIC’s or PIC’s performance under this Management Agreement or which otherwise relates to the Portfolio.
     (e) In the event that PIC or LMIC, or both, are made parties to, or threatened with, any legal or regulatory proceeding arising out of or in connection with the Services or Portfolio, it is agreed that they will promptly notify and cooperate fully with each other to defend, settle, compromise or otherwise resolve such legal or regulatory proceeding consistent with the intent of this Management Agreement.
     (f) PIC shall reasonably cooperate with LMIC in connection with the provision of the Services under this Management Agreement. Notwithstanding anything to the contrary in this Management Agreement, PIC shall retain the ultimate authority to make all decisions with respect to the Services.
Article VII
Service Fee and Expenses
PIC shall reimburse LMIC for the reasonable cost of performing any of the services provided pursuant to this Agreement. Charges for such services shall include direct expenses and directly allocable expenses allocated to PIC by LMIC in conformity with customary insurance accounting practices consistently applied. The method of expense allocations under this Agreement shall be consistent with the principles stated in the Statement of Statutory Accounting Principles No. 70, “Allocation of Expenses.”

Article VIII
Indemnification and Insurance
Section 8.1 Indemnification by LMIC. Notwithstanding anything to the contrary in this Management Agreement, LMIC shall indemnify, defend and hold PIC, its affiliates, and their respective directors, officers, employees and agents, harmless from and against any and all claims, losses and reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) arising: (i) as a result of LMIC’s breach of any provision of this Management Agreement requiring LMIC’s compliance with applicable state and federal laws and regulations governing PIC’s business; (ii) as a result of LMIC’s breach of this Management Agreement (other than as set forth in (i)); (iii) the failure of LMIC to make available to PIC any information or to provide any administrative or other services required to be made available to or provided to PIC under this Management Agreement; or (iv) out of negligence or willful misconduct of LMIC, its directors, officers, agents, brokers or employees, in performing their obligations under this Management Agreement. Notwithstanding the foregoing, LMIC shall not indemnify PIC for any claims, losses and reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) to the extent arising from negligence or willful misconduct: (i) occurring prior to the effective date of this Management Agreement; (ii) on the part of PIC or its affiliates or their respective directors, officers, employees and agents, other than LMIC; or (iii) occurring solely because of LMIC’s reliance on Article IV, herein, unless the specific guideline, practice or instruction involved was rejected, modified or altered by LMIC pursuant to the provisions of Article IV.
Section 8.2 Indemnification by PIC. Notwithstanding anything to the contrary in this Management Agreement, PIC shall indemnify, defend and hold LMIC, its affiliates, and their respective directors, officers, employees and agents, harmless from and against any and all claims, losses and reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) arising: (i) out of negligence or willful misconduct of PIC, its directors, officers, agents, brokers or employees in performing their obligations under this Management Agreement; (ii) as a result of PIC’s breach of this Management Agreement; or (iii) the failure of PIC to make available to LMIC any information or to provide any administrative or other services required to be made available or to be provided to LMIC under this Management Agreement; provided, however, that LMIC shall not be entitled to indemnification under this provision to the extent that such claims, losses and reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) arise from a failure of LMIC to comply with the provisions of this Management Agreement. PIC shall not indemnify LMIC for any claims, losses and reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) to the extent arising from negligence or willful misconduct: (i) occurring prior to the effective date of this Management Agreement, or (ii) on the part of LMIC or its affiliates and their respective directors, officers, employees and agents, other than PIC.
Section 8.3 Indemnification Notice. If any person entitled to indemnification pursuant to this Article VIII (the “Indemnified Party”) asserts that either party hereto (the “Indemnifying Party”) has become obligated to indemnify pursuant to this Article VIII, or if any action, suit, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give written notice to the Indemnifying Party within a sufficiently prompt time to avoid prejudice, to the Indemnifying Party specifying in reasonable detail the facts upon which the claimed right to indemnification is based. Failure to provide such notice in a timely manner shall not be deemed a waiver of the Indemnified Party’s right to indemnification hereunder in connection with such claim, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s losses would have been less had such notice been timely delivered.
Section 8.4 Indemnification Procedure. Any payment to be made under this Article VIII shall be made within twenty (20) business days of the delivery of notice of an uncontested claim to indemnification or, in the case of a contested claim, within twenty (20) business days of final determination of the amount to be indemnified. Any amount not paid within such twenty (20) business days period shall bear simple interest at the 30-day C.P. Rate from the twentieth day until the day of payment.
Section 8.5 Insurance. During the term of this Management Agreement, LMIC and PIC agree to maintain insurance adequate for its business operations in light of this Management Agreement and the delegation of functions hereunder.
Article IX
Termination
Section 9.1 Termination upon Mutual Agreement. This Management Agreement may be terminated upon the mutual agreement of LMIC and PIC.
Section 9.2 Termination by LMIC. This Management Agreement may be terminated by the Board of Directors of LMIC in accordance with the following terms:
     (a) upon (i) one hundred eighty (180) days written notice; or (ii) forty-five (45) days written notice by LMIC if PIC becomes insolvent, files a voluntary petition in bankruptcy, rehabilitation or liquidation, or makes an assignment for the benefit of creditors, or if a committee of creditors or other representatives is appointed to represent its business, or an involuntary petition in bankruptcy, rehabilitation or liquidation is filed against it, and PIC fails, within thirty (30) days following the appointment of such committee or representative, to cause the discharge of such committee or representative or the dismissal of such petition, except to the extent that the receiver, liquidator or trustee confirms a part or all of the services to be provided by LMIC under this Management Agreement and continues to make payments to LMIC in accordance with Article VII for the services so confirmed; or
     (b) upon written notice by LMIC if PIC fails to make payment of any fees or expenses in accordance with Article VII and such failure has not been cured with thirty (30) days after the date such payment was due.
Section 9.3 Termination by PIC. This Management Agreement may be terminated by the PIC Board upon (a) one hundred eighty (180) days written notice; (b) forty-five (45) days written notice by PIC if LMIC becomes insolvent, files a voluntary petition in bankruptcy, rehabilitation or liquidation, or makes an assignment for the benefit of creditors, or if a committee of creditors or other representatives is appointed to represent its business, or an involuntary petition in bankruptcy, rehabilitation or liquidation is filed against it, and LMIC fails, within thirty (30) days following the appointment of such committee or representative, to cause the discharge of such committee or representative or the dismissal of such petition; or (c)

LMIC’s material breach of the terms and conditions of this Management Agreement and such breach has not been cured within forty-five (45) days following written notice by PIC setting forth the breach.
Section 9.4 Automatic Termination. This Management Agreement shall be automatically terminated as of the date and time the last PIC bond expires.
Section 9.5 No Prejudice. The termination of this Management Agreement shall be without prejudice to any rights or liabilities of any party hereunder which shall have accrued prior to such termination and shall not affect any provisions of this Management Agreement that are expressly or by necessary implication, intended to survive such termination.
Section 9.6 Transition Period. In the event of termination of this Management Agreement, except with respect to termination in accordance with Section 9.4, LMIC shall continue to provide the Services for a period of time that is reasonably necessary to transfer the Services to a succeeding administrator, or back to PIC, as appropriate.
Article X
Confidentiality
A. As used in this Article X, the term “Confidential Information” shall mean any and all information, whether stored or transferred orally, visually, electronically or by any other means, concerning the business, property, operations, policies of insurance and reinsurance, software, finances, claims information, practices and procedures, policyholder/client data, underwriting information, and reinsurance arrangements, including summaries, analyses, studies or other compilations of such information derived in connection with the provision of Services by LMIC. Confidential Information shall not include information which is, or becomes, available to the public other than as a result of disclosure by LMIC or one or more of the companies of the Liberty Group, and their respective directors, officers, employees, agents or representatives.
B. LMIC shall not disclose any Confidential Information of PIC to any person who or which is not part of the Liberty Group, except as may be required to perform the Services under this Management Agreement and as authorized in advance by PIC, in writing or otherwise, or as may be required by law, in which case LMIC shall promptly provide written notice to PIC that such Confidential Information has been subpoenaed or otherwise demanded, in sufficient time to allow PIC to seek a protective order or other appropriate legal or equitable remedy. LMIC shall use its reasonable best efforts to obtain or assist PIC in obtaining such protective order or other remedy, provided, however, that LMIC shall not be required to expend any out-of-pocket expenses or costs in providing such assistance to PIC.
Article XI
Miscellaneous
Section 11.1 Assignment. Neither LMIC nor PIC may assign, transfer or permit the assignment or transfer of this Management Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.
Section 11.2 Amendments and Waivers. This Management Agreement may not be amended, and none of its provisions may be modified, except by a written document executed by both LMIC and PIC. No failure or delay of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of an other right or power. No waiver by a party of any provision of this Management Agreement or consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the appropriate party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
Section 11.3 Entire Agreement. This Management Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
Section 11.4 Governing Law. This Management Agreement shall be deemed to have been made under and governed by the laws of Commonwealth of Massachusetts, without regard to Massachusetts’s choice of law rules.
Section 11.5 Notices. All notices and other communications under this Management Agreement shall be in writing and shall be delivered personally, or sent by confirmed facsimile transmission or nationally recognized overnight delivery service. Any such notice or other communication shall be deemed given upon actual delivery to each party at their respective principal administrative office address.
Section 11.6 No Third party Beneficiaries. Nothing in this Management Agreement is intended to confer any rights or remedies under, or by reason of, this Management Agreement on any persons other than LMIC, PIC, a person entitled to indemnification under Article VIII and their respective heirs, executors, successors and assignees. Nothing in this Management Agreement is intended to relieve or discharge the obligations or liability of any third persons to LMIC or PIC. No provision of this Management Agreement shall give any third persons any right of subrogation or action over or against LMIC or PIC.
Section 11.7 Counterparts. This Management Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
Section 11.8 Interpretation. The descriptive headings herein are inserted for convenience of reference only, and are not intended to be part, or to affect the meaning or interpretation, of this Management Agreement.
Section 11.9 Legal Enforceability. Any term or provision of this Management Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Management Agreement or affecting the validity or enforceability of any of the terms or provisions of this Management Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 11.10 Specific Performance. Each of the parties hereto acknowledges that in the event of a breach of this Management Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall (i) waive, in any action for specific performance, the defense of adequacy of a remedy at law; and (ii) be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel the specific performance of this Management Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction.
     IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement effective as of the date first written above.
LIBERTY MUTUAL INSURANCE COMPANY

By:	/s/

Name:

Title:	SVP Commercial Markets Admin

PEERLESS INSURANCE COMPANY

By:	/s/

Name:

Title:	VP, Underwriting-Peerless